EXHIBIT 3

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D on 1/22/25 by the Reporting Persons to 3/6/25, the date of the event which required filing of this Schedule 13D/A.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
2/6/2025	Buy	100	5.90
2/11/2025	Buy	100	5.87
2/12/2025	Buy	76,906	5.86
2/13/2025	Buy	300	5.86
2/19/2025	Buy	300	5.93
2/21/2025	Buy	10,551	5.81
2/24/2025	Buy	8,842	5.75
2/27/2025	Buy	12,090	5.83
3/5/2025	Buy	100	5.79
3/6/2025	Buy	70,257	5.92